Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Gelteq Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, no par value	Other	4,000,000	$1.70	$6,800,000	0.00015310	$1,041.08
	Total Offering Amounts					$6,800,000		$1,041.08
	Total Fee Offsets							$0
	Net Fee Due							$1,041.08

(1)

Represents (i) 175,000 ordinary shares, no par value per share (“Ordinary Shares”), previously issued to the selling shareholder and (ii) and up to 4,000,000 Ordinary Shares which Gelteq Limited (the “Registrant”) may sell to Lincoln Park Capital Fund, LLC (“Lincoln Park”) from time to time, at the Registrant’s sole discretion, in accordance with that certain purchase agreement by and between the Registrant and Lincoln Park dated as of March 13, 2025, relating to the issuance of up to $12,000,000 of Ordinary Shares (the “Purchase Agreement”).

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares that become issuable pursuant to the Purchase Agreement by reason of any non-cash dividend, share split, reverse share split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding Ordinary Shares, as applicable.

(2)	Estimated pursuant to Rules 457(c) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Capital Market on June 25, 2025, which date is within five business days prior to the filing of this registration statement.